Exhibit 1.01

MARVELL TECHNOLOGY GROUP LTD.

CONFLICT MINERALS REPORT

(For the reporting period January 1, 2014 to December 31, 2014)

This Conflict Minerals Report (this “Report”) of Marvell Technology Group Ltd. has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 (collectively, the “Rule”) for the reporting period January 1, 2014 to December 31, 2014.

The Rule imposes certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants whose manufactured products contain certain minerals that are necessary to the functionality or production of their products. The specified minerals, which are collectively referred to in this Report as “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which the SEC has currently limited to tantalum, tin and tungsten. The “Covered Countries” for purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. For purposes of this Report, references to “Marvell,” “we,” “us,” “our” or the “Company” mean Marvell Technology Group Ltd. and its consolidated subsidiaries.

To comply with the Rule, we conducted due diligence on the origin, source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these Conflict Minerals originated in a Covered Country and financed or benefited armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, Marvell is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be “DRC conflict free,” and therefore makes no conclusion in this regard in the report presented herein.

I. Marvell and Its Products

We are a fabless provider of high-performance, application-specific standard semiconductor products. Our core strength is the development of complex system-on-a-chip (“SoC”) and System-in-a-Package (SiP”) devices, leveraging our extensive portfolio of intellectual property in the areas of analog, mixed-signal, digital signal processing and embedded and stand-alone integrated circuits. We also develop platforms that we define as integrated hardware along with software that incorporates digital computing technologies designed and configured to provide an optimized computing solution.

Our current product portfolio principally addresses three broad end markets: mobile and wireless, storage and networking.

Mobile and Wireless Products. We offer a broad range of products for the mobile and wireless end market, including integrated communications and applications processors, thin modem devices, connectivity solutions and mobile computing products.

Storage Products. We offer a broad range of integrated data storage products that operate across all major technologies. Our storage products include: hard disk drive controllers, solid-state drive controllers, and integrated SoCs for storage markets.

Networking Products. We offer several families of products supporting the build-out of new network architectures for residential, enterprise and service provider networks. These products include a variety of platform and SoC solutions, as well as switches, transceivers and other connectivity products.

Other Products. We also offer SoC products that power laser and ink jet printers and multi-function peripherals, as well as our smart home product portfolio, including SoCs and other products designed to enable the next generation of connected consumer platforms.

Products Covered by this Report. All of the products contracted by the Company to be manufactured for which manufacturing was completed during calendar year 2014 consisted of integrated circuits or products incorporating integrated circuits and contained small amounts of gold, tantalum, tin and tungsten. These Conflict Minerals are necessary to the functionality or production of each of our integrated circuit products and components. For purposes of this Report, therefore, “products” refers to the products in the product categories listed above for which the manufacturing was completed during calendar year 2014, and “suppliers” refers to our product suppliers.

II. Manufacturing and Supply Chain

We employ a “fabless” model for the manufacture, assembly and testing of our integrated circuits. We do not own or operate our own foundries or manufacturing facilities. We outsource our integrated circuit manufacturing to third-party foundries, primarily in Asia. We also outsource all product assembly, packaging and testing of our products to several assembly and test subcontractors in Asia.

As a result of our fabless model, we are a downstream actor in a complex supply chain. Our semiconductor products typically contain many parts obtained from a global network of direct suppliers. Furthermore, we often do not have meaningful leverage over upstream actors in the supply chain, as there are multiple tiers of suppliers between us and the ultimate sources of the raw materials used in the manufacture of our integrated circuit products and our other products that incorporate integrated circuits. Raw materials purchased by our direct and indirect suppliers contain gold, tantalum, tin and tungsten obtained from smelters and refiners that, in turn, source those minerals from traders and mines in various countries. Because we do not purchase materials directly from any of these processing facilities, we have relied on our direct suppliers, and on information available from industry sources, for purposes of this Report.

III. Reasonable Country of Origin Inquiry

We requested that our direct suppliers complete in full the Electronics Industry Citizenship Coalition (“EICC”)–Global e-Sustainability Initiative (“GeSI”) Conflict Minerals Reporting Template (the “CMRT”). The CMRT is designed to request from suppliers sufficient information regarding such suppliers’ practices with respect to the sourcing of Conflict Minerals to enable Marvell to comply with its requirements under the Rule.

Based on the results of our reasonable country of origin inquiry (“RCOI”), we are unable to determine whether the Conflict Minerals present in our products originate in the Covered Countries. We are therefore required by the Rule to file with the SEC a Form SD and a Conflict Minerals Report as an exhibit thereto.

IV. Due Diligence Design

On the basis of the information obtained as a result of our RCOI, we conducted a broader due diligence investigation regarding the source and chain of custody of the Conflict Minerals contained in our products. There is significant overlap between our RCOI and due diligence processes, and the due diligence measures that we put in place are an extension of the CMRT-based RCOI process. These due diligence measures have been designed to conform, in all material respects, with the framework specified in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), specifically as the OECD Guidance pertains to downstream purchasers in the minerals supply chain. The OECD Guidance specifies a five-step framework for risk-based due diligence for responsible supply chains of minerals sourced from conflict-affected and high-risk areas.

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V. Due Diligence Performed

Step 1: Establish Strong Company Management Systems.

•	Marvell maintains a Policy Statement on Conflict Minerals (the “Conflict Minerals Policy”), which provides that Marvell does not support the use of Conflict Minerals that are mined, transported or traded to fund human rights violations, social unrest, political repression or conflict or the use of metal derived from such Conflict Minerals. The Conflict Minerals Policy has been posted on our website at www.marvell.com under the heading “Investor Relations - Corporate Governance and Social Responsibility.”

•	Marvell also maintains a Supplier Code of Conduct that, among other things, requires our suppliers to comply with the Conflict Minerals Policy, as well as with the Marvell Code of Ethics and the EICC Code of Conduct. The Supplier Code of Conduct is also posted on our website at www.marvell.com under the heading “Investor Relations - Corporate Governance and Social Responsibility.”

•	The implementation of Marvell’s RCOI and the conducting of due diligence on the source and chain of custody of Marvell’s necessary Conflict Minerals are managed by a cross-functional Conflict Minerals Working Group under the direction of the Corporate Social Responsibility section of our Legal Department and with oversight by our Corporate Social Responsibility Committee (the “ CSR Committee”). The Conflict Minerals Working Group, comprised of subject matter experts from the Quality Systems group within our Operations organization and from our Legal Department, reports its activities to the CSR Committee at each of its meetings, and a representative of the CSR Committee reports at least once a year to the Audit Committee of our Board of Directors. The CSR Committee includes representatives from our Facilities, Finance, Human Resources, Internal Audit, Legal and Operations Departments.

•	We used a multi-layer approach to convey our supplier responsibility expectations to our direct suppliers. All of our direct suppliers have been provided with our Conflict Minerals Policy, Supplier Code of Conduct and Product and Manufacturing Specifications, and these documents are provided to new suppliers as part of our Conflict Minerals due diligence process. Marvell’s Product and Manufacturing Specifications contain provisions requiring that suppliers (i) comply with the Conflict Minerals Policy and the Supplier Code of Conduct and (ii) cooperate with Marvell in providing the information required by the CMRT, and also stipulate the consequences of breaching such provisions.

•	We maintain a data retention policy to retain material conflict-minerals related records electronically for a period of at least five (5) years from the date of creation.

•	We maintain our Marvell Concern Line, managed by an independent firm, which is available to our employees and the general public to enable them to anonymously ask questions regarding compliance and ethical issues and to report illegal and unethical activities, including general inquiries and grievances. Access to the Marvell Concern Line has been specifically extended to our direct suppliers.

Step 2: Identify and Assess Risk in the Supply Chain.

•	We received completed CMRTs from 100% of our direct suppliers and used our suppliers’ completed CMRTs to identify smelters and refiners and determine mine and country of origin.

•     We are a member of the EICC and the EICC and GeSI Conflict-Free Sourcing Initiative (“CFSI”) working groups. As a member of the CFSI, a leading industry program that helps its members to manage risk by improving supply chain transparency with respect to Conflict Minerals, Marvell has access to CFSI RCOI data that aids us in determining the mine or location of origin of the Conflict Minerals in our supply chain.

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•	We cross-checked information received from our suppliers against data made available by these industry organizations and against additional information obtained from our customers and our own research to determine whether such facilities are validated by the Conflict-Free Sourcing Program (the “CFSP”) developed by the CFSI. When necessary, we engaged with smelters and refiners that we identified as high-risk to encourage such facilities to obtain a “conflict-free” designation from an independent third-party audit program.

Step 3: Design and Implement a Strategy to Respond to Identified Risks.

•	We have developed procedures for sending CMRTs to our suppliers on a bi-annual basis, reviewing their responses, consolidating the information in a central database and following up with the suppliers to address any incomplete or inconsistent responses.

•	We encourage our suppliers to conduct investigations of any smelters or refiners that we identified as high-risk, work with our suppliers to mitigate such risk and, where unsuccessful, transition their processing to CFSP validated smelters or refiners.

•	If, on the basis of red flags that are identified as a result of either (i) the supplier data acquisition or engagement processes or (ii) the receipt of information from other sources, Marvell determines that there is a reasonable risk that a supplier is sourcing Conflict Minerals that are directly or indirectly financing or benefiting armed groups, Marvell will enforce the Conflict Minerals Policy and the Supplier Code of Conduct and the other policies incorporated therein by means of a series of escalations.

•	Such escalations shall be determined at the discretion of the Conflict Minerals Working Group and, as appropriate, of the CSR Committee and the Audit Committee of the Board of Directors, and may range from prompt engagement with the supplier to resolve the sourcing issue, to requiring such supplier to implement a risk management plan (which plan may involve, as appropriate, remedial action up to and including disengagement from upstream suppliers), to disengagement by Marvell from the applicable supplier.

Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence.

Given that we do not source Conflict Minerals directly from smelters and refiners, we rely on third parties, including the CFSP, to coordinate and conduct third-party audits of these facilities. We rely on the published results of these third-party audits to validate the responsible sourcing practices of the smelters and refiners in our supply chain.

Step 5: Report on Supply Chain Due Diligence.

As required by the Rule, we have filed a Form SD and a Conflict Minerals Report as an exhibit thereto for the 2014 calendar year reporting period. The Form SD and Conflict Minerals Report are also available on our website at www.marvell.com under the heading “Investor Relations - Corporate Governance and Social Responsibility.”

VI. Conflict Minerals Processing Facilities

Based on the information provided by our direct suppliers, and otherwise obtained through the due diligence process described above, we have provided information regarding the processing facilities from which we source the Conflict Minerals contained in our products on Appendix A to this Report. Because some of our direct suppliers provided supply chain information on a company level rather than on a product level, this list may include facilities that did not actually process Conflict Minerals contained in our products.

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VII. Country of Origin of Conflict Minerals

Based on the information provided by our direct suppliers, and otherwise obtained through the due diligence process described above, some of the Conflict Minerals necessary to the functionality or production of our products may have originated from mines located in the Covered Countries. As shown on Appendix A, we determined during our due diligence that many of the smelters and refiners providing minerals to our direct suppliers, which may have originated from mines located in the Covered Countries, are CFSP-validated or actively engaged in the CFSP compliance process. For the CFSP “known smelters” whose status is unknown, we have not received information indicating or suggesting that our sourcing of necessary Conflict Minerals benefitted armed groups in any of the Covered Countries.

VIII. Efforts to Determine Mine or Location of Origin

As a downstream company, the primary focus of our due diligence on the source and chain of custody of the Conflict Minerals in our supply chain was on the collection and assessment of the CMRT data provided by our direct suppliers. As described above, we supplemented that data using data obtained from the CFSI, our customers and our own research. We were unable to ascertain the country of origin of all necessary Conflict Minerals contained in our products because certain smelters and refiners had not yet received a “conflict-free” designation from an independent third-party audit program and did not respond to our requests for country of origin data.

IX. Results of Conflict Minerals Due Diligence

Based on the results of the due diligence process with respect to the source and chain of custody of the Conflict Minerals contained in our products conducted for the 2014 reporting year, we do not have sufficient information to determine whether or not the Conflict Minerals contained in our products directly or indirectly finance or benefit armed groups in the Covered Countries.

X. Independent Private Sector Audit

Given that Marvell has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of this Report has not been conducted.

XI. Steps to Mitigate Risk

The Company intends to take the following steps, among others, to further mitigate the risk that the Conflict Minerals necessary to the functionality or production of our products benefit armed groups in the Covered Countries:

•	We intend to continue to monitor our direct suppliers’ Conflict Minerals sourcing practices to ensure that our direct suppliers remain in compliance with our Conflict Minerals Policy and Supplier Code of Conduct.

•	We intend to continue to engage with our direct suppliers, and, when necessary, the smelters and refiners from which our suppliers source Conflict Minerals, to obtain current, accurate and complete information regarding our supply chain, including CFSI “known smelters” listed on the CFSI’s Standard Smelter List and the location of the mines from which the Conflict Minerals originate.

•	We intend to continue to encourage our direct suppliers to adhere to our Conflict Minerals Policy and our Supplier Code of Conduct and in turn encourage their smelters and refiners to obtain a “conflict-free” designation from an independent third-party audit program.

•	We intend to continue to, when necessary, directly encourage the smelters and refiners from which our suppliers source Conflict Minerals to obtain a “conflict-free” designation from an independent third-party audit program.

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•	We intend to advise any of our direct suppliers found to be sourcing from smelters or refiners that we identify as high-risk to establish an alternative source for Conflict Minerals.

•	We intend to continue to engage in EICC, CSFI and other industry initiatives promoting “conflict-free” supply chains.

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FORWARD LOOKING STATEMENTS

Statements relating to due diligence improvements are forward-looking in nature and are based on Marvell’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of Marvell’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Marvell’s) are not incorporated by reference in, or considered to be a part of, this CMR, unless expressly incorporated by reference herein.

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Appendix A

Conflict Minerals Processing Facilities as of May 13, 2015

For the 2014 reporting year, our suppliers identified 235 smelters and refiners as potential sources of conflict minerals. Of such smelters and refiners, 152 have been validated as “conflict-free” by the CFSP or other independent third-party audit program and an additional 34 are active with the CFSP, which represents a total of 79 percent of the smelters in our supply chain. The following tables contain the names of CFSI “known smelters” listed on the CFSI’s Standard Smelter List that are used by our direct suppliers and that have been identified by the CFSP or other independent third-party audit program as:

1.	“Validated” with the CFSP assessment and audit protocol or other independent third-party audit program;

2.	“Active” toward CFSP validation as a result of agreeing to complete a CFSP validation audit conducted by an independent third-party auditor; or

3.	“Not Active” as a result of appearing on the CFSI’s Standard Smelter List but not having agreed to complete a CFSP validation audit conducted by an independent third-party auditor.

This list does not include processing facilities that have not been identified as “known smelters” by the CFSI.

	Gold	Tantalum	Tin	Tungsten	Total
Validated	65	38	35	14	152 (65%)
Active	6	0	12	16	34 (14%)
Not Active	31	0	17	1	49 (21%)
Total	102	38	64	31	235

MINERAL	SMELTER NAME	STATUS
Gold	Aida Chemical Industries Co. Ltd.	Validated
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Validated
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Not Active
Gold	AngloGold Ashanti Córrego do Sítio Minerção	Validated
Gold	Argor-Heraeus SA	Validated
Gold	Asahi Pretec Corporation	Validated
Gold	Asaka Riken Co Ltd	Active
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Validated
Gold	Aurubis AG	Validated
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Not Active
Gold	Bauer Walser AG	Not Active
Gold	Boliden AB	Validated
Gold	C. Hafner GmbH + Co. KG	Validated
Gold	Caridad	Not Active
Gold	CCR Refinery – Glencore Canada Corporation	Validated
Gold	Cendres + Métaux SA	Active

Gold	Chimet S.p.A.	Validated
Gold	Chugai Mining	Not Active
Gold	Daejin Indus Co. Ltd	Not Active
Gold	Daye Non-Ferrous Metals Mining Ltd.	Not Active
Gold	Do Sung Corporation	Not Active
Gold	Doduco	Active
Gold	Dowa	Validated
Gold	Eco-System Recycling Co., Ltd.	Validated
Gold	FSE Novosibirsk Refinery	Not Active
Gold	Gansu Seemine Material Hi-Tech Co Ltd	Not Active
Gold	Guangdong Jinding Gold Limited	Not Active
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	Not Active
Gold	Heimerle + Meule GmbH	Validated
Gold	Heraeus Ltd. Hong Kong	Validated
Gold	Heraeus Precious Metals GmbH & Co. KG	Validated
Gold	Hunan Chenzhou Mining Group Co., Ltd.	Not Active
Gold	Hwasung CJ Co. Ltd	Not Active
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Not Active
Gold	Ishifuku Metal Industry Co., Ltd.	Validated
Gold	Istanbul Gold Refinery	Validated
Gold	Japan Mint	Validated
Gold	Jiangxi Copper Company Limited	Not Active
Gold	Johnson Matthey Inc	Validated
Gold	Johnson Matthey Ltd	Validated
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Validated
Gold	JSC Uralelectromed	Validated
Gold	JX Nippon Mining & Metals Co., Ltd.	Validated
Gold	Kazzinc Ltd	Validated
Gold	Kennecott Utah Copper LLC	Validated
Gold	Kojima Chemicals Co., Ltd	Validated
Gold	Korea Metal Co. Ltd	Not Active
Gold	Kyrgyzaltyn JSC	Not Active
Gold	L’ azurde Company For Jewelry	Validated
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Not Active
Gold	LS-NIKKO Copper Inc.	Validated
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	Not Active
Gold	Materion	Validated
Gold	Matsuda Sangyo Co., Ltd.	Validated
Gold	Metalor Technologies (Hong Kong) Ltd	Validated

Gold	Metalor Technologies (Singapore) Pte. Ltd.	Validated
Gold	Metalor Technologies SA	Validated
Gold	Metalor USA Refining Corporation	Validated
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Validated
Gold	Mitsubishi Materials Corporation	Validated
Gold	Mitsui Mining and Smelting Co., Ltd.	Validated
Gold	Moscow Special Alloys Processing Plant	Not Active
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Validated
Gold	Navoi Mining and Metallurgical Combinat	Not Active
Gold	Nihon Material Co. LTD	Validated
Gold	Ohio Precious Metals, LLC	Validated
Gold	Ohura Precious Metal Industry Co., Ltd	Validated
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	Validated
Gold	OJSC Kolyma Refinery	Not Active
Gold	PAMP SA	Validated
Gold	Penglai Penggang Gold Industry Co Ltd	Not Active
Gold	Prioksky Plant of Non-Ferrous Metals	Not Active
Gold	PT Aneka Tambang (Persero) Tbk	Validated
Gold	PX Précinox SA	Validated
Gold	Rand Refinery (Pty) Ltd	Validated
Gold	Royal Canadian Mint	Validated
Gold	Sabin Metal Corp.	Not Active
Gold	SAMWON METALS Corp.	Not Active
Gold	Schone Edelmetaal	Validated
Gold	SEMPSA Joyería Platería SA	Validated
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Validated
Gold	So Accurate Group, Inc.	Not Active
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Active
Gold	Solar Applied Materials Technology Corp.	Validated
Gold	Sumitomo Metal Mining Co., Ltd.	Validated
Gold	Tanaka Kikinzoku Kogyo K.K.	Validated
Gold	The Great Wall Gold and Silver Refinery of China	Not Active
Gold	The Refinery of Shandong Gold Mining Co. Ltd	Validated
Gold	Tokuriki Honten Co., Ltd	Validated
Gold	Tongling nonferrous Metals Group Co.,Ltd	Not Active
Gold	Torecom	Active
Gold	Umicore Brasil Ltda	Validated
Gold	Umicore Precious Metals Thailand	Validated
Gold	Umicore SA Business Unit Precious Metals Refining	Validated

Gold	United Precious Metal Refining, Inc.	Validated
Gold	Valcambi SA	Validated
Gold	Western Australian Mint trading as The Perth Mint	Validated
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	Validated
Gold	Yokohama Metal Co Ltd	Active
Gold	Yunnan Copper Industry Co Ltd	Not Active
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Validated
Gold	Zijin Mining Group Co. Ltd	Validated
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	Validated
Tantalum	Conghua Tantalum and Niobium Smeltry	Validated
Tantalum	Duoluoshan	Validated
Tantalum	Exotech Inc.	Validated
Tantalum	F&X Electro-Materials Ltd.	Validated
Tantalum	Global Advanced Metals Aizu	Validated
Tantalum	Global Advanced Metals Boyertown	Validated
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	Validated
Tantalum	H.C. Starck Co., Ltd.	Validated
Tantalum	H.C. Starck GmbH Goslar	Validated
Tantalum	H.C. Starck GmbH Laufenburg	Validated
Tantalum	H.C. Starck Hermsdorf GmbH	Validated
Tantalum	H.C. Starck Inc.	Validated
Tantalum	H.C. Starck Ltd.	Validated
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Validated
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	Validated
Tantalum	Hi-Temp	Validated
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Validated
Tantalum	Jiujiang Tanbre Co., Ltd.	Validated
Tantalum	Kemet Blue Powder	Validated
Tantalum	Kemet Blue Metals	Validated
Tantalum	King-Tan Tantalum Industry Ltd	Validated
Tantalum	LSM Brasil S.A.	Validated
Tantalum	Metallurgical Products India (Pvt.) Ltd.	Validated
Tantalum	Mineração Taboca S.A.	Validated
Tantalum	Mitsui Mining & Smelting	Validated
Tantalum	Molycorp Silmet A.S.	Validated
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Validated
Tantalum	Plansee SE Liezen	Validated
Tantalum	Plansee SE Reutte	Validated
Tantalum	QuantumClean	Validated

Tantalum	RFH Tantalum Smeltry Co., Ltd	Validated
Tantalum	Solikamsk Magnesium Works OAO	Validated
Tantalum	Taki Chemicals	Validated
Tantalum	Telex	Validated
Tantalum	Ulba	Validated
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	Validated
Tantalum	Zhuzhou Cement Carbide	Validated
Tin	Alpha	Validated
Tin	China Tin Group Co., Ltd.	Active
Tin	CNMC (Guangxi) PGMA Co. Ltd.	Not Active
Tin	Cooperativa Metalurgica de Rondônia Ltda	Validated
Tin	CV Gita Pesona	Not Active
Tin	CV JusTindo	Active
Tin	CV Serumpun Sebalai	Not Active
Tin	CV United Smelting	Validated
Tin	Dowa	Validated
Tin	EM Vinto	Validated
Tin	Estanho de Rondônia S.A.	Not Active
Tin	Fenix Metals	Active
Tin	Gejiu Kai Meng Industry and Trade LLC	Not Active
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	Validated
Tin	Gejiu Zi-Li	Not Active
Tin	Huichang Jinshunda Tin Co. Ltd	Not Active
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	Validated
Tin	Linwu Xianggui Smelter Co	Not Active
Tin	Magnu’s Minerais Metais e Ligas LTDA	Validated
Tin	Malaysia Smelting Corporation (MSC)	Validated
Tin	Melt Metais e Ligas S/A	Validated
Tin	Mineração Taboca S.A.	Validated
Tin	Minsur	Validated
Tin	Mitsubishi Materials Corporation	Validated
Tin	Nankang Nanshan Tin Manufactory Co., Ltd	Not Active
Tin	Novosibirsk Integrated Tin Works	Not Active
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Active
Tin	OMSA	Validated
Tin	PT Alam Lestari Kencana	Not Active
Tin	PT Aries Kencana Sejahtera	Active
Tin	PT Artha Cipta Langgeng	Validated
Tin	PT ATD Makmur Mandiri Jaya	Validated

Tin	PT Babel Inti Perkasa	Validated
Tin	PT Bangka Kudai Tin	Not Active
Tin	PT Bangka Putra Karya	Validated
Tin	PT Bangka Timah Utama Sejahtera	Not Active
Tin	PT Bangka Tin Industry	Validated
Tin	PT Belitung Industri Sejahtera	Validated
Tin	PT BilliTin Makmur Lestari	Active
Tin	PT Bukit Timah	Validated
Tin	PT DS Jaya Abadi	Validated
Tin	PT Eunindo Usaha Mandiri	Validated
Tin	PT Fang Di MulTindo	Not Active
Tin	PT Inti Stania Prima	Active
Tin	PT Karimun Mining	Active
Tin	PT Mitra Stania Prima	Validated
Tin	PT Panca Mega Persada	Validated
Tin	PT Pelat Timah Nusantara Tbk	Not Active
Tin	PT Prima Timah Utama	Validated
Tin	PT REFINED BANGKA TIN	Validated
Tin	PT Sariwiguna Binasentosa	Validated
Tin	PT Seirama Tin investment	Not Active
Tin	PT Stanindo Inti Perkasa	Validated
Tin	PT Sumber Jaya Indah	Active
Tin	PT Supra Sukses Trinusa	Not Active
Tin	PT Timah (Persero) Tbk Kundur	Validated
Tin	PT Timah (Persero) Tbk Mentok	Validated
Tin	PT Tinindo Inter Nusa	Validated
Tin	Rui Da Hung	Active
Tin	Soft Metais, Ltda.	Active
Tin	Thaisarco	Validated
Tin	White Solder Metalurgia e Mineração Ltda.	Validated
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	Active
Tin	Yunnan Tin Company, Ltd.	Validated
Tungsten	A.L.M.T. Corp.	Active
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	Validated
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	Active
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	Active
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Validated
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	Validated
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Validated

Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Active
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	Validated
Tungsten	Global Tungsten & Powders Corp.	Validated
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	Active
Tungsten	H.C. Starck GmbH	Active
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Active
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	Active
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Validated
Tungsten	Japan New Metals Co., Ltd.	Validated
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Active
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	Validated
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	Not Active
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Active
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Active
Tungsten	Kennametal Fallon	Active
Tungsten	Kennametal Huntsville	Active
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	Validated
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Active
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Active
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	Validated
Tungsten	Wolfram Bergbau und Hütten AG	Validated
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Validated
Tungsten	Xiamen Tungsten Co., Ltd.	Validated
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Active

The “Validated” smelters and refiners in the list above that report country of origin information to the CFSI reported that the Conflict Minerals processed by these facilities originated from the following countries:

Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Canada, Central African Republic, Chile, China, Colombia, Cote D’Ivoire, Czech Republic, Democratic Republic of the Congo, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Republic of Congo, Russia, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Korea, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, United Kingdom, United States of America, Uganda, Vietnam, Zambia and Zimbabwe.

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